EXHIBIT 10.1

NINTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

This Amendment, dated as of May 2, 2008, is made by and between NETLIST, INC., a Delaware corporation, and NETLIST TECHNOLOGY TEXAS, L.P., a Texas limited partnership (each a “Borrower” and collectively, the “Borrowers”), on the one hand, and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its WELLS FARGO BUSINESS CREDIT operating division, on the other hand.

RECITALS

The Borrowers and Wells Fargo Business Credit, Inc., a Minnesota corporation (“WFBCI”), are parties to an Amended and Restated Credit and Security Agreement, dated as of December 27, 2003, as amended by a First Amendment to Amended and Restated Credit and Security Agreement, dated as of June 30, 2004, a Second Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of December 20, 2005, a Third Amendment to Credit and Security Agreement, dated as of February 14, 2006, a Fourth Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of April 18, 2006, a Fifth Amendment to Credit and Security Agreement, dated as of July 28, 2006, a Sixth Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of December 29, 2006, a Seventh Amendment to Credit and Security Agreement, dated as of March 21, 2007, and an Eighth Amendment to Amended and Restated Credit and Security Agreement, dated as of June 30, 2007 (as so amended, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

WFBCI has merged with and into Lender and Lender is the surviving corporation.

The Borrowers have requested that the Lender make certain additional amendments to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.             Defined Terms.

(a)           Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

(b)           The following definitions set forth in Section 1.1 of the Credit Agreement are hereby amended in their entirety as follows:

“Equipment Advance(s)” has the meaning given to such term in Section 2.11(a).

“Foreign Accounts Eligibility Period” means until January 31, 2009.

“Inventory Sublimit” means $1,000,000.

(c)           Clause (x) of the definition of “Eligible Accounts” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

(x)            Accounts owed by an Account Debtor (or an Affiliate of such Account Debtor), regardless of whether otherwise eligible, to the extent that the balance of such Accounts exceeds the percentage of the aggregate amount of all Accounts indicated in the table below opposite the applicable Account Debtor; and Accounts owned by any two Account Debtors (or Affiliates of such Account Debtors), regardless of whether otherwise eligible, to the extent that the combined balance of such Accounts exceeds 80% of the aggregate amount of all Accounts:

Account Debtor or Affiliate of Such Account Debtor	Concentration Limit
Dell Computer Corporation	50%
IBM	40%
Hon Hai Precision Industry Co.	40%
Hewlett Packard	40%
All others	15%

(d)           The following new definitions are hereby added to Section 1.1 of the Credit Agreement as follows:

“Equipment Advance(s) Tranche II” has the meaning given to such term in Section 2.11(c).  For purposes of this Agreement and the Equipment Note, all Equipment Advances Tranche II are Equipment Advances.

“Equipment Advances Tranche II Commitment” has the meaning given to such term in Section 2.11(c), and is a sublimit within the Equipment Advance Commitment.

“Equipment Advance Tranche II Conversion Date” means December 31, 2008.

“Ninth Amendment” means that certain Ninth Amendment to Amended and Restated Credit and Security Agreement, dated as of May 2, 2008, among the Borrowers and the Lender, amending this Agreement.

2.             Amendment to Section 2.11.  Section 2.11 of the Credit Agreement is hereby amended in its entirety as follows:

Section 2.11           Equipment Advances.

(a)           Subject to the terms and conditions hereof, from the first Business Day following the effective date of the Fifth Amendment up to but not including the Equipment Advance Conversion Date, the Lender agrees to make one or more advances (each, an “Equipment Advance” and collectively the “Equipment Advances”) to or for the benefit of the Borrowers, in minimum amounts of $100,000 up to an aggregate amount not to exceed the Equipment Advance Commitment. The Borrowers’ obligation to pay the Equipment Advances shall be evidenced by the Equipment Note and shall be secured by the Collateral as provided in Article III.  Equipment Advances may not be re-borrowed after repayment is made by the Borrowers.  Each Equipment Advance shall be advanced directly to the applicable vendor or the Borrowers, as the Borrowers may request.  The foregoing to the contrary notwithstanding, (i) each Equipment Advance shall be in an amount, as determined by the Lender, not to exceed 80% of the Borrowers’ invoice cost (net of shipping, taxes, freight, installation, and other so-called “soft costs”) of new or used Equipment that is to be purchased by the Borrowers with the proceeds of such Advance, or new or used Equipment that has been purchased by the Borrowers within 30 days prior to the date of such Advance, (ii) the Equipment that is to be acquired or that has been purchased by the Borrowers must be acceptable to the Lender in all respects, not be a fixture, and not be intended to be affixed to real property or to become installed in or affixed to other goods, and must be located at one of the Borrowers’ facilities located in the United States, (iii) the Lender shall have no obligation to make any Equipment Advance hereunder to the extent that the making thereof would cause the then outstanding amount of all Equipment Advances to exceed the Equipment Advance Commitment, (iv) prior to each such Equipment Advance, the Lender shall have received an invoice for the Equipment to be purchased in form and substance satisfactory to the Lender, together with evidence satisfactory to the Lender that the delivery of such Equipment has been made and unconditionally accepted by the Borrowers, (v) the Lender may review the value of any Equipment purchased with any Equipment Advance, with the results of such review to be satisfactory to the Lender in its sole discretion, (vi) the aggregate amount of all Equipment Advances outstanding at any time (including giving effect to any requested Equipment Advance) shall not exceed the lesser of cost or fair market value, of all of the Equipment acquired or financed with the proceeds of such Equipment Advances, and (vii) except as otherwise provided in Section 2.11(c), on the Equipment Advance Conversion Date the Equipment Advance Commitment and the Lender’s obligation to make Equipment Advances shall terminate.

(b)           Until the Equipment Advance Conversion Date, no principal payments shall be due on the outstanding Equipment Advances; provided that the Borrowers shall make interest payments thereon during such period in accordance with Section 2.12.  Except as otherwise provide in Section 2.11(c), the Borrowers shall repay the Equipment Advances in equal monthly installments of principal, each in the amount equal to 1/42 of the aggregate amount of all Equipment Advances outstanding on the Equipment Advance Conversion Date and such installments to be due and payable on the first day of each month commencing February 1, 2007 and continuing on the first day of each succeeding month.

(c)           Prior to the effectiveness of the Ninth Amendment, there existed $903,600 of undrawn availability under the Equipment Advance Commitment which the Lender has agreed to make available to the Borrowers pursuant to the terms of this Agreement (the “Equipment Advance Tranche II Commitment).  Subject to the terms and conditions hereof, from the first Business Day following the effective date of the Ninth Amendment up to but not including the Equipment Advance Tranche II Conversion Date, the Lender agrees to make one or more additional Equipment Advances to or for the benefit of the Borrowers (each, an “Equipment Advance Tranche II” and collectively the “Equipment Advances Tranche II”), in minimum amounts of $100,000 up to an aggregate amount not to exceed the Equipment Advance Tranche II Commitment. The Borrowers’ obligation to pay all Equipment Advances Tranche II shall be evidenced by the Equipment Note and shall be secured by the Collateral as provided in Article III.  Equipment Advances Tranche II may not be re-borrowed after repayment is made by the Borrowers.  Each such Equipment Advance Tranche II shall be advanced directly to the applicable vendor or the Borrowers, as the Borrowers may request.  The foregoing to the contrary notwithstanding, (i) each Equipment Advance Tranche II shall be in an amount, as determined by the Lender, not to exceed 80% of the Borrowers’ invoice cost (net of shipping, taxes, freight, installation, and other so-called “soft costs”) of new or used Equipment that is to be purchased by the Borrowers with the proceeds of such Advance, or new or used Equipment that has been purchased by the Borrowers within 60 days prior to the date of such Advance, (ii) the Equipment that is to be acquired or that has been purchased by the Borrowers must be acceptable to the Lender in all respects, not be a fixture, and not be intended to be affixed to real property or to become installed in or affixed to other goods, and must be located at one of the Borrowers’ facilities located in the United States, (iii) the Lender shall have no obligation to make any Equipment Advance Tranche II hereunder to the extent that the making thereof would cause the then outstanding amount of all Equipment Advances Tranche II to exceed the Equipment Advance Tranche II Commitment, (iv) prior to each Equipment Advance Tranche II, the Lender shall have received an invoice for the Equipment to be purchased in form and substance satisfactory to the Lender, together with evidence satisfactory to the Lender that the delivery of such Equipment has been made and unconditionally accepted by the Borrowers, (v) the Lender may review the value of any Equipment purchased with Equipment Advance Tranche II, with the results of such review to be satisfactory to the Lender in its sole discretion, (vi) the aggregate amount of all Equipment Advances (including all Equipment Advances Tranche II) outstanding at any time (including giving effect to any requested

Equipment Advance Tranche II) shall not exceed the lesser of cost or fair market value, of all of the Equipment acquired or financed with the proceeds of Equipment Advances (including Equipment Advances Tranche II), and (vii) on the Equipment Advance Tranche II Conversion Date the Equipment Advance Tranche II Commitment and the Lender’s obligation to make Equipment Advances Tranche II shall terminate.

(d)           Until the Equipment Advance Tranche II Conversion Date, no principal payments shall be due on the outstanding Equipment Advances Tranche II; provided that the Borrowers shall make interest payments thereon during such period in accordance with Section 2.12.  The Borrowers shall repay the Equipment Advances Tranche II in equal monthly installments of principal, each in the amount equal to 1/42 of the aggregate amount of all Equipment Advances Tranche II outstanding on the Equipment Advance Tranche II Conversion Date and such installments to be due and payable on the first day of each month commencing January 1, 2009 and continuing on the first day of each succeeding month.

(e)           If the Lender at any time obtains an appraisal of the Equipment as permitted under Section 6.10(e) herein, and the appraisal shows the aggregate outstanding principal balance of the Equipment Note to exceed eighty percent (80%) of the Net Orderly Liquidation Value of the Equipment financed with the Equipment Advances (including Equipment Advances Tranche II), then the Borrowers, upon demand by the Lender, shall immediately prepay the Equipment Note in the amount of such excess.  All prepayments of principal with respect to the Equipment Note shall be applied to the most remote principal installment or installments then unpaid.

(f)            Notwithstanding the foregoing, on the Termination Date, the entire unpaid principal balance of the Equipment Note, and all unpaid interest accrued thereon, shall in any event be due and payable.

3.             Amendment to Section 2.12(b).  Section 2.12(b) of the Credit Agreement shall be deleted in its entirety and restated as follows:

(b)           Margins.  The Margins for all Floating Rate Advances and all LIBOR Advances shall be the Margins set forth in the table below opposite the applicable balance of the Borrowers’ combined account balance maintained at WF Institutional Brokerage Services:

Borrowers’ Combined Account Balance Maintained at WF Institutional Brokerage Services	Margin for Floating Rate Advances	Margin for LIBOR Advances
$12,000,000 or greater	Zero percentage points (0 basis points)	2.50 percentage points (250 basis points)
Less than $12,000,000	One half of one percentage point (50 basis points)	3.50 percentage points (350 basis points)

Account balances will be tested as of the end of each month based on the statements delivered pursuant to Section 6.1(r).  Any reductions or increases in the Margins will be effective as of the first day of the month following the applicable test date.  In the event that the Borrowers fail to timely deliver the statements required pursuant to Section 6.1(r), in addition to and not in substitution for any of the Lender’s other rights and remedies available upon an Event of Default, all Margins shall be presumed to be based on an account balance of less than $12,000,000 until such statements are delivered to the Lender. Notwithstanding the foregoing, no reduction in any Margin will be made if a Default Period exists at the time that such reduction would otherwise be made.

4.             Financial Covenants.  Section 6.2 of the Credit Agreement is hereby amended in its entirety as follows:

Section 6.2             Financial Covenants.

(a)           Intentionally Deleted.

(b)           Minimum Net Income (Maximum Net Loss).  The Borrowers will achieve, for each rolling three month period described below, Net Income (or Net Loss) of not less than (or more than, as applicable) the amount set forth for each such period (numbers appearing between “< >“ are negative):

Three Months Ending:	Minimum Net Income / Maximum Net Loss
January 31, 2008	<$2,350,000>
February 29, 2008	<$1,850,000>
March 31, 2008	<$4,400,000>
April 30, 2008	<$3,950,000>
May 31, 2008	<$3,850,000>
June 30, 2008	<$2,950,000>
July 31, 2008	<$3,200,000>
August 31, 2008	<$3,200,000>
September 30, 2008	<$2,300,000>
October 31, 2008	<$1,900,000>
November 30, 2008	<$1,700,000>
December 31, 2008	<$850,000>

(c)           Capital Expenditures.  The Borrowers will not incur or contract to incur Capital Expenditures of more than $1,000,000 in the aggregate during the fiscal year ending December 31, 2008.

(d)           Intentionally Deleted.

(e)           Intentionally Deleted.

(f)            Minimum Liquidity.  The Borrowers will maintain at all times, determined as of the end of each month, the sum of their cash and cash equivalents at an amount not less than $20,000,000.

5.             Amendment to Section 6.10(a).  Section 6.10(a) of the Credit Agreement is hereby amended in its entirety as follows:

(a)           The Borrowers will keep accurate books of record and account for themselves pertaining to the Collateral and pertaining to each Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney, accountant or other agent of the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrowers at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to either Borrower, and to discuss each Borrower’s affairs with any of its Directors, Officers, employees or agents.  Notwithstanding the foregoing, the Lender shall not conduct such audits more than three times per calendar year unless an Event of Default has occurred and is continuing.

6.             Amendment to Section 6.10(d).  Section 6.10(d) of the Credit Agreement is hereby amended in its entirety as follows:

(d)           The Lender may also, from time to time (but no more frequently than one time per calendar year unless an Event of Default has occurred and is continuing), obtain at the Borrowers’ expense an appraisal of the Inventory by an appraiser acceptable to the Lender in its sole discretion.

7.             Replacement Exhibit C.  Exhibit C attached to the Credit Agreement is hereby replaced with Exhibit C attached to this Amendment.

8.             No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

9.             Amendment Fee. The Borrowers shall pay the Lender a fully earned, non-refundable fee in the amount of $10,000 (“Amendment Fee”) in consideration of the Lender’s execution and delivery of this Amendment.  The Amendment Fee shall be due and payable upon execution of this Amendment.

10.           Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a)           The Amendment Fee; and

(b)           Such other matters as the Lender may require.

11.           Representations and Warranties. Each Borrower hereby represents and warrants to the Lender as follows:

(a)           Such Borrower has all requisite power and authority to execute this Amendment, to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by such Borrower and constitute the legal, valid and binding obligation of such Borrower, enforceable in accordance with their terms.

(b)           The execution, delivery and performance by each Borrower of this Amendment has been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to such Borrower, or the articles of incorporation or by-laws of such Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

12.           References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

13.           No Waiver.  The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

14.           Release.

(a)           Each Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.  Each Borrower certifies that it has read the following provisions of California Civil Code Section 1542:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(b)           Each Borrower understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, they will not be able to make any claim for those damages. Furthermore, each Borrower acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which it does not know exist, and which, if known, would materially affect its decision to execute this Agreement, regardless of whether its lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

15.           Costs and Expenses. The Borrowers hereby reaffirm their agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrowers specifically agree to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrowers hereby agree that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrowers, make a loan to the Borrowers under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses, and the Amendment Fee.

16.           Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION		NETLIST, INC.
Through its Wells Fargo Business Credit operating division		By:	/s/ Chun K. Hong
Name: Chun K. Hong
Its: President
By	/s/ Jeffrey Cristol
Name: Jeffrey Cristol
Its Vice President
NETLIST TECHNOLOGY TEXAS L.P.
By: Netlist Holdings GP, Inc., its general partner

		By:	/s/ Chun K. Hong
Name: Chun K. Hong
Its: President